                               STOCK PURCHASE AGREEMENT

                                    BY AND BETWEEN

                              SPINNAKER INDUSTRIES, INC.

                                         AND

                             INTERTAPE POLYMER GROUP INC.

                                     DATED AS OF

                                    APRIL 9, 1999




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                                  TABLE OF CONTENTS

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                                                                                   PAGE
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ARTICLE I - PURCHASE AND SALE OF COMPANY SHARES. . . . . . . . . . . . . . . . . . .1
       1.1    Sale of Company Shares by Seller . . . . . . . . . . . . . . . . . . .1
       1.2    Time and Place of Closing. . . . . . . . . . . . . . . . . . . . . . .1

ARTICLE II - PURCHASE PRICE. . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
       2.1    Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . .2

ARTICLE III -SELLER REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . .2
       3.1    Organization; Title to Company Shares. . . . . . . . . . . . . . . . .3
       3.2    Certificate of Incorporation and Bylaws. . . . . . . . . . . . . . . .3
       3.3    Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
       3.4    No Conflict; Required Filings and Consents . . . . . . . . . . . . . .3
       3.5    Absence of Litigation. . . . . . . . . . . . . . . . . . . . . . . . .4
       3.6    Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
       3.7    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4

ARTICLE IV - COMPANY REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . .5
       4.1    Organization; Approvals. . . . . . . . . . . . . . . . . . . . . . . .5
       4.2    Capital Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
       4.3    Certificate of Incorporation and Bylaws. . . . . . . . . . . . . . . .5
       4.4    No Conflict; Required Filings and Consents . . . . . . . . . . . . . .6
       4.5    Compliance; Permits. . . . . . . . . . . . . . . . . . . . . . . . . .6
       4.6    Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
       4.7    Accounts Receivable. . . . . . . . . . . . . . . . . . . . . . . . . .6
       4.8    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . .7
       4.9    Absence of Certain Changes or Events . . . . . . . . . . . . . . . . .7
       4.10   Absence of Litigation. . . . . . . . . . . . . . . . . . . . . . . . .8
       4.11   Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . .8
       4.12   Labor and Employment Matters . . . . . . . . . . . . . . . . . . . . .9
       4.13   Tangible Personal Property . . . . . . . . . . . . . . . . . . . . . 10
       4.14   Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . . 10
       4.15   Absence of Agreements. . . . . . . . . . . . . . . . . . . . . . . . 12
       4.16   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
       4.17   Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
       4.18   Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . 13
       4.19   Substantial Customers and Suppliers. . . . . . . . . . . . . . . . . 13
       4.20   Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . . 13
       4.21   Year 2000 Representation . . . . . . . . . . . . . . . . . . . . . . 15
       4.22   Real Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

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
       4.23   Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
       4.24   Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
       4.25   Material Adverse Effect. . . . . . . . . . . . . . . . . . . . . . . 16

ARTICLE V - BUYER REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . 16
       5.1    Organization; Approvals. . . . . . . . . . . . . . . . . . . . . . . 16
       5.2    Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
       5.3    No Conflict; Required Filings and Consents . . . . . . . . . . . . . 17
       5.4    Absence of Litigation. . . . . . . . . . . . . . . . . . . . . . . . 17
       5.5    Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
       5.6    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
       5.7    Holding of Company Shares. . . . . . . . . . . . . . . . . . . . . . 18

ARTICLE VI - CERTAIN COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . 18
       6.1    Affirmative Covenants. . . . . . . . . . . . . . . . . . . . . . . . 18
       6.2    Negative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . 19
       6.3    Exclusivity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
       6.4    Access and Information . . . . . . . . . . . . . . . . . . . . . . . 21
       6.5    Update Disclosure; Breaches. . . . . . . . . . . . . . . . . . . . . 22
       6.6    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
       6.7    Retention of Records . . . . . . . . . . . . . . . . . . . . . . . . 22

ARTICLE VII - ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . . . 23
       7.1    Appropriate Action; Consents; Filings. . . . . . . . . . . . . . . . 23
       7.2    Employee Benefit Matters . . . . . . . . . . . . . . . . . . . . . . 23
       7.3    Notification of Certain Matters. . . . . . . . . . . . . . . . . . . 25
       7.4    Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . 25
       7.5    Customer Retention . . . . . . . . . . . . . . . . . . . . . . . . . 25
       7.6    Non-Competition. . . . . . . . . . . . . . . . . . . . . . . . . . . 25

ARTICLE VIII - TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
       8.1    Tax Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . 27
       8.2    Preparation and Filing of Tax Returns. . . . . . . . . . . . . . . . 28
       8.3    Tax Contests . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
       8.4    Cooperation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
       8.5    Termination of Tax Sharing Agreements. . . . . . . . . . . . . . . . 30
       8.6    FIRPTA Certificates. . . . . . . . . . . . . . . . . . . . . . . . . 31
       8.7    Conflict . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
       8.8    Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31

ARTICLE IX - CONDITIONS OF CLOSING . . . . . . . . . . . . . . . . . . . . . . . . 31
       9.1    Conditions to Obligations of Each Party. . . . . . . . . . . . . . . 31
       9.2    Additional Conditions to Obligations of Buyer. . . . . . . . . . . . 31
       9.3    Additional Conditions to Obligations of the Seller . . . . . . . . . 33

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ARTICLE X - TERMINATION, AMENDMENT AND WAIVER. . . . . . . . . . . . . . . . . . . 34
       10.1   Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
       10.2   Effect of Termination; Put Right . . . . . . . . . . . . . . . . . . 34
       10.3   Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35

ARTICLE XI - NDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
       11.1   Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . 35
       11.2   Procedures for Indemnification . . . . . . . . . . . . . . . . . . . 36

ARTICLE XII - GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . 37
       12.1   Survival of Representations, Warranties, Covenants and Agreements. . 37
       12.2   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
       12.3   Certain Definitions. . . . . . . . . . . . . . . . . . . . . . . . . 38
       12.4   Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
       12.5   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
       12.6   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . 39
       12.7   Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
       12.8   Parties In Interest. . . . . . . . . . . . . . . . . . . . . . . . . 40
       12.9   Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
       12.10  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
       12.11  Time Is of the Essence . . . . . . . . . . . . . . . . . . . . . . . 40
       12.12  Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
       12.13  Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . . . . . . 40
       12.14  Consent to Jurisdiction. . . . . . . . . . . . . . . . . . . . . . . 40
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                                      iii

                               STOCK PURCHASE AGREEMENT

       This Stock Purchase Agreement (this "AGREEMENT"), dated as of April 9, 1999, by and between Spinnaker Industries, Inc., a Delaware corporation ("SELLER"), and Intertape Polymer Group Inc., a corporation organized under the Canada Business Corporations Act ("BUYER").

                                     WITNESSETH:

       WHEREAS, Seller is the record and beneficial owner of all of the outstanding capital stock of Central Products Company, a Delaware corporation (the "COMPANY") engaged in the business of the design, development, manufacture and sale of industrial tapes; and

       WHEREAS, Buyer desires to acquire from Seller all of the outstanding capital stock of the Company from Seller, and Seller desires to sell, assign, transfer, convey and deliver to Buyer such stock, on the terms and subject to the conditions of this Agreement; and

       WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer is entering into an asset purchase agreement of even date herewith (the "ASSET PURCHASE AGREEMENT") with Seller and Spinnaker Electrical Tape Company, a Delaware corporation and an affiliate of the Company engaged in the business of the design, development, manufacture and sale of industrial tapes.

       NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained in this Agreement, and subject to the terms and conditions set forth in this Agreement, the parties agree as follows:

                                      ARTICLE I
                         PURCHASE AND SALE OF COMPANY SHARES

       1.1 SALE OF COMPANY SHARES BY SELLER. Subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing (as defined in SECTION 1.2), Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of the outstanding capital stock of the Company (the "COMPANY SHARES"), free and clear of all restrictions on transfer (subject, however, to restrictions on the transferability thereof under all applicable securities laws and regulations thereunder), Taxes, liens, options, warrants, purchase rights, contracts, commitments, equities, claims and demands (other than the rights of Buyer under this Agreement).

       1.2    TIME AND PLACE OF CLOSING.

              (a) The closing of the transactions contemplated hereby (the "CLOSING") will take place on the Closing Date (defined below) or at such other time as the parties agree. The Closing shall be held at the offices of Morgan, Lewis & Bockius LLP located at 101 Park Avenue, New

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York, New York 10178 or such location as may be agreed upon by the parties.
The parties shall use reasonable efforts to cause the Closing to occur on the first business day following the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required consent of any regulatory authority having authority over and approving or exempting the contemplated transaction or (ii) after all the remaining conditions set forth in ARTICLE IX are satisfied or waived (the "CLOSING DATE").

              (b)    At the Closing:

                     (i) Buyer shall deliver Seller (A) immediately available funds by wire transfer to an account specified by Seller in an amount equal to the Purchase Price (as defined in SECTION 2.1), offset as provided in Section 2.1, (B) a Warrant Agreement, substantially in the form attached hereto as EXHIBIT A, and (C) the opinion, certificates and other agreements and documents set forth in ARTICLE IX;

                     (ii) Seller shall deliver to Buyer (A) the certificate or certificates representing all of the Company's outstanding capital stock, either duly endorsed for transfer to Buyer or accompanied by appropriate duly executed stock powers and with all requisite stock transfer stamps and taxes attached or provided for, (B) the opinion, certificates and other documents set forth in ARTICLE IX, and (C) resignations from each member of the Company's Board of Directors; and

                     (iii) (A) All intercompany receivables and all intercompany debt, together with all interest thereon to the Closing Date, shall be eliminated and (B) such amounts as are required to obtain a release of the Company Shares and assets of its business at the Closing Date under that certain Revolving Loan and Letter of Credit Facility, dated October 23, 1996, by and among Central Products Company, Spinnaker Coating, Inc., Spinnaker Coating-Maine, Inc. and Entoleter, as Borrowers, Spinnaker Industries, Inc., as Guarantor, and the other parties thereto, as amended from time to time (the "CREDIT AGREEMENT"), shall be repaid. Current Federal income taxes receivable and payable shall be considered intercompany balances for purposes of this Section.

                                      ARTICLE II
                                   PURCHASE PRICE

       2.1 PURCHASE PRICE. The aggregate purchase price for the Company Shares shall be Eighty Million United States Dollars (US $80,000,000) (the "PURCHASE PRICE"). The payment being made pursuant to SECTION 1.2(b)(iii)(B) above shall be offset against the Purchase Price, the balance of which shall be delivered by Buyer to Seller at Closing by wire transfer in immediately available federal funds to an account designated by Seller by written notice to Buyer given at least two days prior to the Closing Date. The portion of the Purchase Price allocable to the non-competition provisions of SECTION 7.9 shall be Seven Million United States Dollars (US $7,000,000).

                                     ARTICLE III
                        SELLER REPRESENTATIONS AND WARRANTIES

       Except as set forth in the Disclosure Schedule delivered by Seller to Buyer attached to and incorporated in this Agreement (the "DISCLOSURE SCHEDULE"), which Disclosure Schedule shall reference disclosure items by section, Seller represents and warrants to Buyer as follows:

       3.1 ORGANIZATION; TITLE TO COMPANY SHARES. Seller is a corporation validly existing and in good standing under the laws of the State of Delaware. Seller is, and on the Closing Date will be, the record and beneficial owner of the Company Shares, and Seller owns, and on the Closing Date will own, the Company Shares free and clear of all restrictions on transfer, Taxes, liens, options, warrants, purchase rights, contracts, commitments, equities, claims and demands (other than restrictions on transferability under applicable securities laws and regulations thereunder and the rights of Buyer under this Agreement), except as set forth in SECTION
3.1 of the Disclosure Schedule. The delivery on the Closing Date of the certificates representing the Company Shares purchased hereunder to Buyer will transfer to Buyer good, valid and marketable title to the Company Shares, free and clear of all restrictions on transfer (other than restrictions on transferability under applicable securities laws and regulations thereunder), Taxes, liens, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. From and after the Closing, neither Seller nor any other person (other than Buyer) will have any rights whatsoever to the Company Shares, any other securities of the Company or any options or other rights convertible or exchangeable into such Company Shares or other securities with respect to the Company.

       3.2 CERTIFICATE OF INCORPORATION AND BYLAWS. Seller previously has furnished to Buyer a true, complete and accurate copy of its Certificate of Incorporation and Bylaws, as amended or restated (the "SELLER CERTIFICATE AND BYLAWS"). Such Seller Certificate and Bylaws are in full force and effect. Seller is not in violation of any of the provisions of the Seller Certificate and Bylaws.

       3.3 AUTHORITY. Seller has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than applicable stockholder approvals). This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, Seller and, assuming due authorization, execution and delivery by Buyer, is enforceable against Seller in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

       3.4    NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

              (a) The execution and delivery of this Agreement by Seller does not, and the performance of this Agreement and the transactions contemplated hereby by Seller shall not, (i) conflict with or violate the Seller Certificate and Bylaws (ii) conflict with or violate any federal or state law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "LAWS") applicable to Seller or by which it or any of its properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, cancellation of, or result in the creation of a Lien (as defined in SECTION 11.3) on Seller, the Company or any of their respective assets pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Seller is a party or by which it or any of its properties are bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that individually or in the aggregate, would not, or be reasonably likely to have, have a Material Adverse Effect with respect to Seller or the Company.

              (b) The execution and delivery of this Agreement by Seller does not, and the performance of this Agreement by Seller shall not, require any consent, approval, authorization or permit of, or filing with or notification to any governmental or regulatory authority or any third party except for applicable requirements, if any, of the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), state securities or blue sky laws ("BLUE SKY LAWS"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), the filing of other documents as required by applicable law, applicable transfer tax filings and where the failure to obtain such consents, approvals, authorizations or permits would not prevent or delay consummation of the transaction contemplated hereby, or otherwise prevent Seller from performing its obligations under this Agreement or would be such as to result in, or be reasonably likely to result in, a Material Adverse Effect with respect to Seller or the Company.

       3.5 ABSENCE OF LITIGATION. Seller is not a party to any, and there are no pending or, to the knowledge of Seller, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Seller challenging the validity or propriety of the transactions contemplated by this Agreement which if unfavorably determined would prevent the consummation of the transactions contemplated hereby, except where such events would not have, or be reasonably likely to have, a Material Adverse Effect with respect to Seller or the Company. There are no claims or judgments pending with respect to which Seller has been duly served or otherwise received notice as of the date of this Agreement or, to the knowledge of Seller, threatened against Seller or the Company or outstanding against Seller or the Company or affecting Seller or the Company, that in the aggregate would have a Material Adverse Effect on the Company. No injunction, order, judgment, decree or regulatory restriction has been imposed on Seller or the assets of Seller which has had or reasonably could be expected to have a Material Adverse Effect with respect to the Company.

       3.6 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller, except as provided in that certain letter agreement between Seller and Schroder & Co. Inc. regarding such fees, which fees are the sole responsibility of, and are to be paid by, Seller.

       3.7 DISCLOSURE. No representation or warranty of Seller contained in this Agreement, and no statement contained in the Disclosure Schedule or in any certificate, list or other writing furnished to Buyer pursuant to any provision of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

                                      ARTICLE IV
                        COMPANY REPRESENTATIONS AND WARRANTIES

       Except as set forth in the Disclosure Schedule delivered by Seller to Buyer attached to and incorporated in this Agreement (the "DISCLOSURE SCHEDULE"), which Disclosure Schedule shall reference disclosure items by section, Seller represents and warrants to Buyer, with respect to the Company and, as to Taxes, Seller represents and warrants to Buyer with respect to both Seller and the Company, as follows:

       4.1 ORGANIZATION; APPROVALS. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("COMPANY APPROVALS") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, and the Company has not received any notice of proceedings relating to the revocation or modification of any Company Approvals, except where the failure to be so organized, existing and in good standing or to have such power, authority, Company Approvals and revocations or modifications would not, individually or in the aggregate, have a Material Adverse Effect (as defined in SECTION 10.3) with respect to the Company.

       4.2 CAPITAL STOCK. As of the date hereof and as of the Closing Date, the authorized capital stock of the Company consists of 200,000 shares of common stock, no par value. As of the date hereof and as of the Closing Date, the only issued and outstanding shares of common stock are the Company Shares, all of which are, and on the Closing Date will be, duly authorized, validly issued, fully paid and nonassessable, and the issuance thereof was in compliance with all applicable Laws. Except for the Company Shares, no shares of capital stock of the Company have been issued, are held in treasury or are reserved for issuance. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock (other than the rights of Buyer under this Agreement). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Company Shares. There are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of the Company's capital stock.

       4.3 CERTIFICATE OF INCORPORATION AND BYLAWS. The Company previously has furnished to Buyer a true, complete and accurate copy of its Certificate of Incorporation and Bylaws, as amended or restated (the "COMPANY CERTIFICATE AND BYLAWS"). Such Company Certificate and Bylaws are in full force and effect. The Company is not in violation of any of the provisions of the Company Certificate and Bylaws.

       4.4    NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

              (a) The transactions contemplated hereby by the Company shall not, (i) conflict with or violate the Company Certificate and Bylaws
(ii) conflict with or violate any Laws applicable to the Company or by which it or any of its properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration cancellation of, or result in the creation of a Lien on the Company or any of its assets pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which it or any of its properties are bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that individually or in the aggregate, would not have a Material Adverse Effect with respect to the Company.

              (b) No consent, approval, authorization or permit of, or filing with or notification to any governmental or regulatory authority or any third party except for applicable requirements, if any, of the Securities Act, the Exchange Act, the HSR Act, or Blue Sky Laws, the filing of other documents as required by applicable law, applicable transfer tax filings is required to be obtained by the Company in connection with the transactions contemplated hereby, except where the failure to obtain such consents, approvals, authorizations or permits would not prevent or delay consummation of the transactions contemplated hereby, or otherwise prevent the Company from performing its obligations under this Agreement or would be such as to result in, or be reasonably likely to result in, a Material Adverse Effect with respect to the Company.

       4.5 COMPLIANCE; PERMITS. The Company is not in conflict with, or in default or violation of, (i) any Law applicable to the Company or by which the Company is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company is bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company.

       4.6 INVENTORY. The inventory of the Company consists of raw materials and supplies, manufactured and processed parts, work-in-progress and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged or defective, subject to the reserve for inventory writedown set forth on the Company's balance sheet at December 31, 1998 (or in any notes thereto), and as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company.

       4.7 ACCOUNTS RECEIVABLE. The accounts receivable of the Company are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject to the reserve for bad debts set forth on the Company's balance sheet at December 31, 1998 (or in any notes thereto), and as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company. All accounts receivable of the Company are listed on SECTION 4.7 of the Disclosure Schedule.

       4.8    FINANCIAL STATEMENTS.

              (a) Prior to the execution of this Agreement, Seller has delivered to Buyer complete and correct copies of the Company's unaudited balance sheet and related income statements and statements of cash flow for the eleven month period ended November 30, 1998 and the years ended December 31, 1998, and December 31, 1997, respectively, and Seller's audited consolidated balance sheet and related income statements and statements of cash flow for the year ended December 31, 1998 (the "FINANCIAL STATEMENTS"). All such Financial Statements are complete and correct in all material respects and were (i) prepared from the books of account or other financial records of the Company and Seller, respectively (ii) prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, and
(iii) fairly present in all material respects the financial position of the Company and the consolidated financial position of Seller at the respective dates and the results of operations and cash flows and the consolidated results of operations and cash flows (as applicable) for the periods indicated, except that the interim consolidated financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount and do not have any footnote disclosures.

              (b) Except (i) for the liabilities that are fully reflected in the Financial Statements (including any related notes thereto) or not required to be reflected in accordance with GAAP and (ii) for the liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1998, the Company has not incurred any liability that, either alone or when combined with all similar liabilities, has had or would have a Material Adverse Effect with respect to the Company.

       4.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Financial Statements or reports filed by Seller pursuant to the Securities Act or the Exchange Act (the "SELLER REPORTS") filed prior to the date of this Agreement, since December 31, 1998 to the date of this Agreement, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice and, since December 31, 1998, there has not been (i) any change in the financial condition, results of operations or business of the Company having a Material Adverse Effect with respect to the Company, (ii) any damage, destruction or loss not covered by insurance with respect to any assets of the Company having a Material Adverse Effect with respect to the Company, (iii) any declaration, setting aside or payment of any dividends or distributions in respect of shares of capital stock of the Company or any redemption, purchase or other acquisition of any of its securities, (iv) any entering into of any new, or modification, amendment or termination (partial or complete) of, any existing collective bargaining agreement, contract or other agreement or understanding with a labor union or similar organization to which the Company has been, or is, a party or Plan (as defined in SECTION 4.11 below), or other increase in the salary, bonus, rate of commission or rate of consulting fees payable or to become payable to any directors, officers, employees or consultants of Seller or Company, or employment or severance agreement or other employee compensation arrangement with any of its directors, officers or employees (whether new hires or existing employees), in each case where such compensation or arrangement exceeds

$75,000, or (v) any union organizing activities relating to employees of Seller or Company or any entering into of any other material transaction involving or affecting each of Seller or Company outside the ordinary course of business of such Seller or Company consistent with past practice.

       4.10 ABSENCE OF LITIGATION. The Company is not a party to any, and there are no pending or, to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company challenging the validity or propriety of the transactions contemplated by this Agreement which if unfavorably determined would prevent the consummation of the transactions contemplated hereby. There are no claims and judgments pending with respect to which the Company has been duly served or otherwise received notice as of the date of this Agreement, or, to the knowledge of the Company, threatened against the Company or outstanding against the Company or affecting the Company, that in the aggregate would have a Material Adverse Effect on the Company. No injunction, order, judgment, decree or regulatory restriction has been imposed on the Company or the assets of the Company which has had or reasonably could be expected to have a Material Adverse Effect with respect to the Company.

       4.11   EMPLOYEE BENEFIT PLANS.

              (a) PLANS OF THE COMPANY. SECTION 4.11(a) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements and all employment termination, severance or other employment contracts or employment agreements, with respect to which the Company has any obligation and which benefit any of its employees (collectively, the "PLANS"). The Company has furnished or made available to Buyer a copy of each Plan (or a description of the Plans, if the Plans are not in writing) and a copy of each material document prepared in connection with each such Plan, including, without limitation, and where applicable a copy of (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) any IRS Forms 5500 and related schedules filed since August 1998, (iv) any IRS determination letter for each such Plan issued since August 1998, (v) any actuarial and financial statements in connection with each such Plan issued since August 1998, and (vi) any other material information relating to each such Plan as requested by Buyer, to the extent it is available to the Company.

              (b) ABSENCE OF CERTAIN TYPES OF PLANS. No Plan is described in Section 401(a)(1) of ERISA. SECTION 4.11(b) of the Disclosure Schedule lists all Plans that obligate the Company to pay separation, severance, termination or similar-type benefits as a result of any transaction contemplated by this Agreement or as a result of a "change in control," within the meaning of such term under Section 280C of the Code.

              (c)    COMPLIANCE WITH APPLICABLE LAW.  Except as set forth in
SECTION 4.11(c) of the Disclosure Schedule, each Plan has been operated in all material respects in accordance with the requirements of all applicable Law and all persons who participate in the operation of such Plans and all Plan "fiduciaries" (within the meaning of Section 3(21) of ERISA) have acted in all material respects in accordance with the provisions of all applicable Law. The Company has performed in all material respects all obligations required to be performed by it under the Plans, is not in material default under or in material violation of the Plans and the Company and Seller have no knowledge of any such default or violation by any party to the Plans.

              (d) QUALIFICATION OF CERTAIN PLANS. Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code (including each trust established in connection with such a Plan that is intended to be exempt from Federal income taxation under Section 501(a) of the Code) has received a favorable determination letter from the Internal Revenue Service ("IRS") that it is so qualified, and the Company is not aware of any material fact or event that has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Plan. No trust is maintained or contributed by the Company or the Seller to fund any Plan that is intended to be qualified as a voluntary employees' beneficiary association or is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code.

              (e) ABSENCE OF CERTAIN LIABILITIES AND EVENTS. The Company has not incurred any liability under Title IV of ERISA or for any excise tax arising under Section 4971 through 4980E of the Internal Revenue Code of 1986, as amended (the "CODE") and to the knowledge of the Company or the Seller no fact or event exists that could give rise to any such material liability.

              (f) PLAN CONTRIBUTIONS. All contributions, premiums or payments required to be made with respect to any Plan have been made.

              (g) MULTIEMPLOYER PLANS. No Plan is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

              (h) POST-RETIREMENT MEDICAL. Each Plan that provides medical or life benefits beyond an employee's termination of employment (other than as required by applicable Law) is disclosed on SECTION 4.11(h) of the Disclosure Schedule.

       4.12   LABOR AND EMPLOYMENT MATTERS.

              (a) Except for confidentiality, noncompetition, consulting or other similar contracts with any employees, consultants, officers or directors of the Company set forth in SECTION 4.12(a) of the Disclosure Schedule, the Company is not a party to any such contracts. Each such contract is in full force and effect and neither the Company nor Seller or, to the knowledge of the Company or Seller, any other party to such contract has received notice that the Company is in violation or breach of or default in any material respect under any such contract (or with notice or lapse of time or both, would be in violation or breach of or default in any material respect under any such contract).

              (b) Except as set forth in SCHEDULE 4.12(b) of the Disclosure Schedule: (i) the Company's current employees are not represented by a labor union or organization, no labor union or organization has been certified or recognized as a representative of any such current employees, and the Company is not a party to and/or has any obligation under any collective bargaining agreement or other labor union contract, white paper or side agreement with any labor union or organization or any obligation to recognize or deal with any labor union or organization, and there are no such contracts, white papers or side agreements pertaining to or which determine the terms or conditions of employment of any current employee of either the Company; (ii) there are no pending or threatened representation campaigns, elections or proceedings or questions concerning union representation involving any current employees; (iii) neither the Company nor Seller has knowledge of any activities or efforts of any labor union or organization (or representatives thereof) to organize any current employees of the Company, nor of any demands for recognition or collective bargaining, nor of any strikes, slowdowns, work stoppages or lock-outs of any kind, or threats thereof, by or with respect to any current employees or any actual or claimed representatives thereof, and no such activities, efforts, demands, strikes, slowdowns, work stoppages or lock-outs have occurred for the past 24 months;
(iv) the Company has not engaged in, admitted committing or been held in any administrative or judicial proceeding to have committed any unfair labor practice under the National Labor Relations Act, as amended; (v) the Company is not involved in any industrial or trade dispute or any dispute or negotiations regarding a claim of material importance with any labor union or organization; and (vi) there are no controversies, claims, demands or grievances of material importance pending or, so far as the Company or Seller are aware, threatened, between the Company on the one hand, and any of its employees or any actual or claimed representative thereof on the other hand.

              (c) The Company is in material compliance with all Laws relating to the employment of labor, including but not limited to such Laws relating to wages, hours, the Worker Adjustment Retraining and Notification Act of 1988 ("WARN"), collective bargaining, discrimination, civil rights, safety and health, worker's compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

       4.13 TANGIBLE PERSONAL PROPERTY. The Company has, or will as of Closing have, good and indefeasible title to all of its owned tangible personal property and assets, free and clear of all Liens, except liens for Taxes not yet due and payable, pledges to secure deposits and such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of such property or which, individually or in the aggregate, would not have a Material Adverse Effect with respect to the Company. All leases pursuant to which the Company leases from others tangible or personal property are in good standing, valid and effective in accordance with their respective terms. All items of tangible personal property are listed in Disclosure Schedule SECTION 4.13, indicating which such tangible personal property is owned or leased. All such tangible personal property is adequate and suitable for the conduct of the business of the Company and is in good working order and condition, ordinary wear and tear excepted.

       4.14 ENVIRONMENTAL MATTERS. Seller represents and warrants as follows: (i) the Company, all real property owned by the Company (the "REAL PROPERTY") and real property subject to leases entered into by the Company (the "REAL PROPERTY LEASES") are in compliance with all applicable Environmental Laws (as defined below); (ii) there is no amount of asbestos or ureaformaldehyde material in or on any property owned, leased or operated by the Company or the Seller in connection with the Company; (iii) there are no underground storage tanks located on, in or under any properties currently owned, leased or operated by the Company or Seller in connection with the Company that violate or result in liability under any Environmental Law (as defined below); (iv) neither the Company nor Seller have been notified by any governmental agency or third party of any pending or threatened Environmental Claim (as defined below) against the Company or Seller in connection with the Company; (v) neither the Company nor Seller have been notified by any governmental agency or any third party that either the Company or Seller in connection with the Company may be a potentially responsible party for environmental contamination or any Release (as defined below) of Hazardous Materials (as defined below); (vi) the Company has obtained and holds all permits, licenses and authorizations required under applicable Environmental Laws relating to the ownership or operations of the Company ("ENVIRONMENTAL PERMITS"); (vii) the Company is in compliance with all terms, conditions and provisions of all applicable Environmental Permits; (viii) no Releases of Hazardous Materials have occurred at, from, in, on, to or under any property currently or formerly owned, operated or leased by the Company or Seller in connection with the Company or any predecessors of the Company or Seller in connection with the Company, and no Hazardous Materials are present in, on or about or migrating to or from any such property that could give rise to an Environmental Claim by a third party (including any governmental entity or private party) against the Company; (ix) neither the Company nor Seller in connection with the Company nor any predecessors thereof have transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material to any location which could result in an Environmental Claim against or liability to the Company; and (x) there have been no environmental investigations, studies, audits or tests conducted by, on behalf of or which are in the possession of any Seller or Company with respect to any property currently or formerly owned, leased or operated by either Seller or Company in connection with the Company thereof which have not been delivered to Buyer prior to execution of this Agreement, except in each case where such event or condition would not have a Material Adverse Effect on the Company.

       For purposes of this Section, "ENVIRONMENTAL CLAIMS" shall mean any and all administrative, regulatory, judicial or private actions, suits, demands, notices, claims, liens, investigations, injunctions or similar proceedings that may create liability for Seller relating in any way to: (i) any Environmental Law; (ii) any Hazardous Material, including without limitation, any investigation, monitoring, abatements, removal, remedial, corrective or other response action in connection with any Hazardous Material, Environmental Law or order or notice of liability or violation of a governmental entity or Environmental Law; or (iii) any actual or alleged damage, injury, threat or harm to the environment.

       "HAZARDOUS MATERIALS" shall mean any and all chemicals, pollutants, contaminants, wastes, toxic substances, compounds, products, solid, liquid, gas, petroleum, asbestos, asbestos-containing materials, polychlorinated biphenyls or other regulated substances or materials which are hazardous, toxic or otherwise harmful to the environment.

       "ENVIRONMENTAL LAW" shall mean any and all federal and state civil and criminal laws, statutes, ordinances, orders, codes, rules or regulations of any governmental or regulatory authority relating to the protection of health, the environment, natural resources, worker health and safety and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of Hazardous Materials, including but not limited to: the Clean Air Act, 42 U.S.C. Section 7401 ET SEQ.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 ET SEQ.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 ET SEQ.; the Hazardous Material Transportation Act 49 U.S.C. Section 1801 ET SEQ.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. Section 136 ET SEQ.; the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 ET SEQ.; the Occupational Safety & Health Act of 1970, 29 U.S.C. Section 651 ET SEQ.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 ET SEQ.; and the state analogies thereto, all as amended or superseded from time to time, on or before, but not after, the date of Closing.

       "RELEASE" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the environment.

       4.15 ABSENCE OF AGREEMENTS. The Company is not a party to any agreement, order, directive, memorandum of understanding or similar arrangement that restricts materially the conduct of the Company, except for those the existence of which has been disclosed in writing to Buyer prior to the date of this Agreement, nor has the Company been advised, that any person or governmental authority is contemplating issuing or requesting any such agreement, order, directive, memorandum of understanding or similar arrangement.

       4.16   TAXES.

              (a) Seller and the Company have duly and timely filed all tax returns, reports or statements (including information statements) ("TAX RETURNS") with respect to the Company or any affiliated, combined, consolidated, unitary or similar group of which the Company is or was a member (a "RELEVANT GROUP"), which are required to have been filed with respect to all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, AD VALOREM, transfer, value added, franchise, withholding, payroll, employment, disability, excise, property, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, except to the extent in dispute and set forth in the Disclosure Schedule at
SECTION 4.16, together with any interest, penalties, additions to tax or additional amounts with respect thereto ("TAXES"); and each such Tax Return correctly and completely reflects the Tax liability and other information required to be reported thereon. All Taxes due and payable by the Company or Seller, and all Taxes shown on the Tax Returns, have been paid.

              (b) The Company has properly and fully accrued unpaid Taxes in its Financial Statements for the respective periods covered thereby. As of the Closing Date, the unpaid Taxes of the Company shall not exceed such provisions as adjusted for the passage of time through the Closing Date by any material amount.

              (c) Neither the Company nor Seller is a party to any agreement extending the time within which to file any Tax Return. To Seller's knowledge, no claim has been made by a jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

              (d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

              (e) Neither Seller nor the Company have received any written ruling related to Taxes of the Company or entered into any written and legally binding agreement with any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax (a "TAXING AUTHORITY") relating to Taxes of the Company.

              (f) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, former employee, creditor, independent contractor, shareholder, customer, affiliate, supplier or other third party.

              (g) Seller has not been notified by any Taxing Authority of an intent to assess additional Taxes against or in respect of the Company for any past period. To the knowledge of Seller and the Company, there is no dispute or claim concerning any Taxes of the Company or the Seller (as relating to the Company) either (i) claimed or raised by any Taxing Authority or (ii) otherwise known to Seller.

       4.17 INSURANCE. SECTION 4.17 of the Disclosure Schedule lists all policies of insurance of the Company currently in effect. Each policy listed on such schedule is valid and in full force and effect. The Company has no liability for unpaid premiums or premium adjustments not properly reflected on the applicable financial statements.

       4.18 MATERIAL CONTRACTS. Except as included as exhibits in Seller Reports, the Company is not a party to or obligated under any material contract, agreement or other instrument or understanding that is not terminable by the Company without additional payment or penalty within 90 days.

       4.19 SUBSTANTIAL CUSTOMERS AND SUPPLIERS. SECTION 4.19 of the Disclosure Schedule lists the 5 largest customers or clients of the Company on the basis of revenues for goods sold or services provided in the fiscal year ended 1997 and the 10 largest customers or clients in the fiscal year ended 1998. SECTION 4.19 of the Disclosure Schedule lists the 10 largest suppliers of the Company on the basis of cost of goods or services purchased in the fiscal years ended 1996, 1997 and 1998. For each such customer or supplier set forth on such Schedule, a copy of such supplier or customer contract, agreement or understanding with the Company or Seller has been delivered to Buyer prior to execution of this Agreement. No such customer, client or supplier has ceased or materially reduced its purchases from or sales or provision of services to the Company since December 31, 1998, or to the knowledge of the Company or Seller, has threatened to cease or materially reduce such purchases or sales or provision of services after the date of this Agreement. Except for deposits or other non-material amounts paid in the ordinary course of business consistent with past practice, the Company has not accepted any prepayment of any sales price or fee or license fee from any client or customer that relates to products not yet delivered or services not yet performed by Seller.

       4.20   INTELLECTUAL PROPERTY.

              (a) The Company owns all right, title and interest in or possesses adequate licenses or other rights to use (i) all discoveries and inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications (either filed or in preparation for filing), and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) all trademarks, service marks, trade dress, brand names, logos, trade names, Internet domain names, and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications (either filed or in preparation for filing), registrations and renewals in connection therewith, (iii) all copyrightable works, all copyrights and all applications (either filed or in preparation for filing), registrations and renewals in connection therewith, (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, recipes, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (v) all computer software (including source code, data and related documentation), (vi) all other proprietary rights, (vii) all copies and tangible embodiments of all the foregoing (in whatever form or medium) ("INTELLECTUAL PROPERTY") used in or material to conduct the business of the Company without conflict with the rights of others. Disclosure Schedule SECTION 4.20(a) sets forth a description of (i) all Intellectual Property currently owned by or licensed to the Company and (ii) all licenses, royalties, assignments and other similar agreements relating to the foregoing to which the Company is a party and all agreements relating to technology, know-how or processes that the Company is licensed or authorized to use by others, or which it licenses or authorizes others to use, and which the Company uses (the "INTELLECTUAL PROPERTY AGREEMENTS"). No other Intellectual Property is used in or material to the conduct of the business of the Company.

              (b) The Intellectual Property does not infringe or violate the intellectual property or contractual rights of any third parties in any country where the Company does business; to Seller's knowledge, no claim has been asserted or threatened by any person to the ownership of or right to use any Intellectual Property or challenging or questioning the validity or effectiveness of any such license or agreement, and neither the Company nor Seller has knowledge of a valid basis for any such claim; the Company and Seller have no knowledge of any claim that any product, activity or operation of the Company infringes upon or involves, or has resulted in the infringement of, any intellectual property rights of any other person, and no proceedings have been instituted, are pending or, to the best of the knowledge of the Company and Seller, are threatened which challenge the rights of the Company with respect thereto, and neither the Company nor Seller has knowledge of a valid basis for any such claim.

              (c) To Seller's knowledge, no Intellectual Property is being infringed by any third party; no action has been asserted or threatened that any Intellectual Property is being infringed by any third party.

              (d) All of the registrations and applications set forth in Disclosure Schedule SECTION 4.20(d) are in full force and effect and all necessary registration, maintenance and renewal fees in connection therewith have been made and all necessary documents and certificates in connection therewith have been filed with the relevant patent, copyright, trademark or other authority in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining the registrations or applications for registration of such Intellectual Property or updating record title thereto, except where such events, either individually or in the aggregate, would not, or be reasonably likely to, have a Material Adverse Effect on the Company.

              (e) All of the Intellectual Property is, or will be as of Closing, free and clear of any and all Liens. There are no restrictions on the direct or indirect transfer of the Intellectual Property, except as disclosed in any agreements licensing such Intellectual Property to the Company.

              (f) The Intellectual Property Agreements are valid and binding and in full force and effect, and true and correct copies have been provided to the Buyer; Seller has not granted any license, agreement or other permission to use such Intellectual Property except as disclosed on Disclosure Schedule SECTION 4.20(f); the consummation of the transactions contemplated by this Agreement will not violate nor result in the breach, modification, cancellation, termination or suspension of the Intellectual Property Agreements, and Seller is in compliance with, and has not breached any term of, any Intellectual Property Agreement, and, to the knowledge of Seller, all of the other parties to such Intellectual Property Agreements are in compliance with, and have not breached, any of the terms thereof; there is no dispute between Seller and any other party to any Intellectual Property Agreement regarding the scope of the license or performance under any applicable Intellectual Property Agreement, including with respect to any payments to be made by the Seller thereunder, except where such events, either individually or in the aggregate, would not have, or be reasonably likely to have, a Material Adverse Effect on the Company.

              (g) Seller has made available to Buyer prior to the execution of this Agreement any available documentation with respect to any invention, process, design, computer software and program or other know-how or trade secret or proprietary information included in such Intellectual Property, which documentation, if any, is accurate in all material respects and reasonably sufficient in detail and content to identify and explain such invention, process, design, computer software and programs or other know-how or trade secret or proprietary information. Seller has taken reasonable security measures to protect the secrecy, confidentiality and value of their trade secrets and proprietary information (including the reasonable enforcement by Seller of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements in substantially Seller's standard form, and to Seller's knowledge all current and former employees and contractors of Seller have executed such an agreement).

       4.21 YEAR 2000 REPRESENTATION. No technology owned, developed or licensed by the Company or used in connection with the business (including, but not limited to, information systems and technology, commercial and noncommercial hardware and software, firmware, mechanical or electrical products, embedded systems, or any other electro-mechanical or processor-based system, whether as part of a desktop system, office system, building system or otherwise) (collectively, the "TECHNOLOGY") will experience any malfunctions, premature cancellation or expiration of contractual rights or deletion of data, or any other problems in connection with (i) the year 2000 (and all subsequent years) as distinguished from 1900 years, (ii) the date February 29, 2000, and all subsequent leap years, and (iii) the date September 9, 1999, except where such problems, either individually or in the aggregate, would not have a Material Adverse Effect on the Company.

       4.22 REAL PROPERTY. SECTION 4.22 of the Disclosure Schedule lists those parcels of real property used, occupied or operated by the Company (the "REAL PROPERTY") and all leases, including capitalized leases, for real property used by the Company (the "REAL PROPERTY LEASES"). The Real Property and Real Property Leases are the only property of similar type used by the Company. The Company owns the Real Property in fee subject to no Liens, except for those set forth in SECTION 4.22 of the Disclosure Schedule. The Company's interest in the Real Property Leases is subject to no Liens, except for those set forth in SECTION 4.22 of the Disclosure Schedule. True and correct copies of the Real Property Leases have been delivered or made available to Buyer by the Company. Subject to the terms of the respective Real Property Leases, the Company has a valid and subsisting leasehold estate in and the right to quiet enjoyment to the property subject thereto for the full term of the respective Real Property Lease. The Real Property Leases are in full force and effect adequate and suitable for the conduct of the business of the Company and are enforceable in accordance with their respective terms, except as such enforceability may be subject to or limited by bankruptcy, insolvency, reorganization or other similar Laws, now or hereafter in effect, affecting the enforcement of creditors' rights generally. The Company has not assigned, pledged, mortgaged, hypothecated or otherwise transferred any Real Property Lease. The Company has not sublet all or any portion of any Leased Real Property. The Company has not received any written notice of default under any Real Property Lease, and to the Company's knowledge there is no material default by any tenant or landlord under any Real Property Lease, and no event has occurred or failed to occur which, with the giving of notice or the passage of time, or both, would constitute a material default under any Real Property Lease. No portion of any parcel of Real Property or real property subject to a Real Property Lease is located in an area designated as a flood zone by any governmental entity, except to the extent such property is adequately insured by a policy of flood insurance. The buildings, structures, facilities, fixtures and other improvements located on the Real Property and the Real Property are adequate and suitable for the conduct of the business of the Company and are in good working order and condition, ordinary wear and tear excepted.

       4.23 DISCLOSURE. No representation or warranty of the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or in any certificate, list or other writing furnished to Buyer pursuant to any provision of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

       4.24 SUBSIDIARIES. The Company does not have any subsidiaries and the Company does not control, directly or indirectly, and does not hold any direct or indirect equity investment or participation in, any corporation, partnership, trust or other business association.

       4.25 MATERIAL ADVERSE EFFECT. Since December 31, 1998 there has been no Material Adverse Effect with respect to the Company.

                                      ARTICLE V
                         BUYER REPRESENTATIONS AND WARRANTIES

       Except as set forth in the Disclosure Schedule delivered by Buyer to the Company and Seller attached to this Agreement (the "BUYER DISCLOSURE SCHEDULE"), which Buyer Disclosure Schedule shall reference disclosure items by section, Buyer represents and warrants to the Company and Seller as follows:

       5.1 ORGANIZATION; APPROVALS. Buyer is a corporation validly existing and in good standing under the Canada Company Corporations Act. Buyer has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("BUYER APPROVALS") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, and Buyer has not received any notice of proceedings relating to the revocation or modification of any Buyer Approvals, except where the failure to be so organized, existing and in good standing or to have such power, authority, Buyer Approvals and revocations or modifications would not, individually or in the aggregate, have a Material Adverse Effect with respect to Buyer.

       5.2 AUTHORITY. Buyer has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer, the issuance of the warrants and the consummation by Buyer of the transaction contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transaction contemplated hereby. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, Buyer and, assuming due authorization, execution and delivery by the Company and Seller, is enforceable against Buyer in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

       5.3    NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

              (a) The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement and the transaction contemplated hereby by Buyer shall not, (i) conflict with or violate the charter documents of Buyer, (ii) conflict with or violate any Laws applicable to Buyer or by which it or any of its properties are bound or affected, or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Buyer pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer is a party or by which it or any of its properties is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that individually or in the aggregate, would not have a Material Adverse Effect with respect to Buyer.

              (b) The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer shall not, require any consent, approval, authorization or permit of, or filing with or notification to any governmental or regulatory authority or any third party except for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws, the HSR Act, and filing of other documents as required by applicable law, applicable transfer tax filings and where the failure to obtain such consents, approvals, authorizations or permits would not prevent or delay consummation of the transaction contemplated hereby or otherwise prevent Buyer from performing its obligations under this Agreement and would not have, or be reasonably likely to have, a Material Adverse Effect with respect to Buyer.

       5.4 ABSENCE OF LITIGATION. Buyer is not a party to any, and there are no pending or, to the knowledge of Buyer, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Buyer challenging the validity or propriety of the transactions contemplated by this Agreement which if unfavorably determined would prevent the consummation of the transaction contemplated hereby.

       5.5 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer, except as provided in that certain letter agreement between Buyer and Downer & Company L.L.C. regarding such fees, which fees are the sole responsibility of, and are to be paid by, Buyer.

       5.6 DISCLOSURE. No representation or warranty of Buyer contained in this Agreement, and no statement contained in Buyer Disclosure Schedule or in any certificate, list or other writing furnished to the Company or Seller pursuant to any provision of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

       5.7 HOLDING OF COMPANY SHARES. Buyer is not acquiring the Company Shares with an intention to distribute or transfer such Company Shares to another person.

                                      ARTICLE VI
                                  CERTAIN COVENANTS

       6.1 AFFIRMATIVE COVENANTS. Seller covenants and agrees with Buyer that from and after the date of this Agreement and prior to the Closing Date, unless the prior written consent of Buyer shall have been obtained and except as otherwise contemplated herein, that Seller shall cause the Company to:

              (a) operate its business only in the ordinary course consistent with past practices;

              (b) use reasonable efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain its relationships with customers;

              (c) use reasonable efforts to maintain and keep its properties in good repair and condition, ordinary wear and tear excepted;

              (d) use reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it;

              (e) perform in all material respects all obligations required to be performed by it under all material contracts, leases and documents relating to or affecting the Company;

              (f) maintain its books and records in the usual, regular or ordinary manner consistent with past practice and provide Buyer access to such materials at a reasonable time and place as Buyer and the Company may agree;

              (g) use reasonable efforts to obtain all authorizations, consents, orders and approvals from all governmental or regulatory authorities that may be or become necessary for its execution and delivery of and the performance of its obligations under this Agreement;

              (h) take such reasonable action as shall be required to fulfill any and all contractual or statutory obligations the Company may have to any unions or labor organizations or otherwise as a result of or relating to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

              (i) take reasonable actions required pursuant to the terms of any indentures, credit agreements, contracts or other agreements to address the consequences of the transactions contemplated by this Agreement, and to obtain the necessary consents and required releases pursuant to such indentures, credit agreements, contracts or agreements;

              (j) Seller shall deliver to Buyer all documents and information resulting from or relating to (i) all third party claims relating to, resulting from or arising out of that incident that occurred on or about December 4, 1998, involving the explosion and actual or potential Release of materials from, in, on, under or at the Company's Brighton, Colorado facility (hereinafter the "INCIDENT") and (ii) all policies of insurance and relevant correspondence regarding claims asserted under such policies or otherwise that may cover or be applicable to such claims;

              (k) use its best efforts to secure from Heller Financial, Inc. releases of the security interests recorded against Company's trademark registrations and patents at the U.S. Patent and Trademark Office ("PTO"), record such releases at the PTO and provide to Buyer copies and proof of such releases and recordals; and

              (l) use its best efforts to secure from Unisource Brands, Inc. an assignment from Paper Corporation of America to Unisource Worldwide, Inc. of the trademark registrations for FLASH-TITE, GLASS-PAK, GREY CORE, STRES-FLEX and STRES-PRUF, record such assignment at the PTO and provide to Buyer copies and proof of such assignment and recordal.

       6.2 NEGATIVE COVENANTS. Except as specifically contemplated by this Agreement, from the date of this Agreement until the Closing Date, the Seller shall cause the Company not to, without the prior written consent of Buyer, do any of the following:

              (a) except as required by applicable Law or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between the Company and one or more of the Company's current or former directors, officers or employees, or except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable Law, increase in any manner the base salary, bonus incentive compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or agreement as in effect as of the date of this Agreement (including without limitation the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

              (b) declare or pay any dividend on, or make any other distribution in respect of, the Company's outstanding shares of capital stock;

              (c) (i) redeem, purchase or otherwise acquire any shares of the Company's capital stock or any securities or obligations convertible into or exchangeable for any shares of the Company's capital stock, or any options, warrants, conversion or other rights to acquire any shares of the Company's capital stock or any such securities or obligations; (ii) merge with or into any other corporation, permit any other corporation to merge into the Company or consolidate with any other corporation, or effect any reorganization or recapitalization; (iii) purchase or otherwise acquire any substantial portion of the assets, or of any class of stock, of any corporation; (iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of the Company's business consistent with past practice; or (v) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock;

              (d) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of any class of capital stock of the Company (including shares held in treasury) or any rights, warrants or options to acquire, any such shares, other than the issuance of the Company's common stock issuable upon exercise of employee or director stock options outstanding as of the date of this Agreement or pursuant to the Company's Plans, in effect as of the date of this Agreement;

              (e) propose or adopt any amendments to the Company Certificate and Bylaws in any way adverse to Buyer;

              (f) change any of its methods of accounting in effect at December 31, 1998 or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 1998, except as may be required by Law or GAAP;

              (g) change in any material respect any material policies concerning the Company, except as required by Law, including without limitation: (i) sell, assign, transfer, pledge, mortgage or otherwise encumber any of its assets, except for those sales, assignments, transfers, pledges, mortgages and encumbrances (A) currently existing or provided for in existing agreements, (B) incurred in individual amounts of less than $75,000 and in an aggregate amount of no more than $750,000 or (C) incurred in the ordinary course of business consistent with past practice; (ii) enter into any agreement with respect to any acquisition of a material amount of assets or any discharge, waiver, satisfaction, release or relinquishment of any material contract rights, liens, encumbrances, debt or claims, not in the ordinary course of business and consistent with past practices; (iii) settle any claim, action, suit, litigation, proceeding, arbitration, investigation or controversy of any kind, for any amount in excess of $75,000, net of any insurance proceeds, that would restrict in any material respect the Company;
(iv) make any capital expenditure in excess of $500,000, except in the ordinary course and consistent with past practice; (v) make any investment of more than $100,000; or (vi) take any action or fail to take any action which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect with respect to the Company; PROVIDED, HOWEVER, nothing in this Section shall prevent Seller or Company from eliminating intercompany assets and liabilities prior to Closing; and

              (h)    agree in writing or otherwise to do any of the foregoing.

       6.3 EXCLUSIVITY. For the period commencing on the date hereof and ending on the earlier of the termination of this Agreement, the date specified in SECTION 10.1(e) or the Closing (the "EXCLUSIVITY PERIOD"), except for discussions with Buyer and its representatives, neither Seller nor the Company will, directly or indirectly through any director, officer, shareholder, employee, agent, adviser or otherwise, orally or in writing, initiate, solicit, encourage, respond to, discuss, negotiate or accept any inquiries, indications of interest, proposals or offers from, or make any inquiries, indications of interest, proposals, offers, counter proposals or counteroffers to, or furnish any information to, any other person with respect to (i) an acquisition of shares of the Company, (ii) additional equity or convertible debt financing for the Company, (iii) an acquisition of all or a substantial part of the assets of the Company, or (iv) a merger, consolidation or any other transaction which would result in a change in control in the Company or a substantial change in the business of the Company. Further, during such Exclusivity Period Seller will promptly forward to Buyer any expressions of interest or other communications or inquiries received by it in any such regard. During the Exclusivity Period, Seller will make the books, records and management of the Company and management of Seller available to Buyer and its representatives for transition purposes.

       In addition, during the Exclusivity Period, Buyer agrees that it will not, except for discussions with Seller and its representatives, directly or indirectly through any director, officer, shareholder, employee, agent, adviser or otherwise, orally or in writing, initiate, solicit, encourage, respond to, discuss, negotiate or make any inquiries, indications of interest, proposals, offers, counter proposals or counteroffers to, or furnish any information to, any other person with respect to a material transaction with or in respect of such person.

       6.4    ACCESS AND INFORMATION.

              (a) From the date of this Agreement until the Closing Date and upon reasonable notice, and subject to applicable Law relating to the exchange of information, Seller shall afford, and shall cause the Company to afford, to Buyer's officers, employees, accountants, legal counsel and other representatives, access during normal business hours to all the properties, books, contracts, commitments and records relating to the Company, but excluding any books, contracts, commitments and records in any way related to the sale of the Company.

              (b) From the date of this Agreement and until the Closing Date, Seller shall cause the Company to, or shall itself, furnish promptly to Buyer (i) a copy of each nonconfidential filing made by Seller with the Securities and Exchange Commission (the "SEC"), under the HSR Act or under any other applicable Laws promptly after such documents are available, (ii) a copy of each Tax Return filed by Seller for the three most recent years available with respect to or containing information pertaining to the Company, a copy of any correspondence received from the IRS or any other governmental entity or taxing authority or agency and any other correspondence relating to Taxes payable with respect to the Company, and
(iii) all other information concerning the Company as Buyer may reasonably request, other than in each case reports or documents which neither the Company nor Seller is permitted to disclose under applicable Law or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

              (c) Unless otherwise required by Law, the parties will hold any such information which is nonpublic in confidence until such time as such information becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party or destroy such documents and copies. From the date hereof until the earlier of the Closing Date or the termination of this Agreement, and subject to the other provisions of this Agreement, the parties agree that they will take no actions outside of the ordinary course of business to harm the value of the business conducted by the Company; provided, however, that this limitation shall not limit the ability of the parties to engage in normal competition with each other (including, to the extent applicable, effecting price adjustments to their respective products).

       6.5    UPDATE DISCLOSURE; BREACHES.

              (a) From and after the date of this Agreement until the Closing Date, the parties shall update their respective Disclosure Schedules by written notice to the other party to reflect any matters which have occurred from and after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be described therein; provided that (i) to the extent that any information that would be required to be included in an update under this Section would have in the past been contained in internal reports prepared in the ordinary course, such update may occur by delivery of such internal reports prepared in accordance with past practice, and (ii) to the extent that updating required under this
Section is unduly burdensome, Seller and Buyer will use their best efforts to develop alternate updating procedures utilizing, wherever possible, existing reporting systems.

              (b) Each party shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date of this Agreement) of any of its representations, warranties or agreements contained or referred to herein, given prompt written notice thereof to the other party and use its best efforts to prevent or promptly remedy the same.

       6.6 EXPENSES. All Expenses (as defined below) incurred by Buyer, on the one hand, and Seller and/or the Company, on the other hand, shall be borne solely and entirely by Buyer, on the one hand, and Seller, on the other hand. "EXPENSES" as used in this Agreement shall include all reasonable fees and out-of-pocket expenses (including without limitation all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of stockholder approvals and all other matters related to the closing of the transactions contemplated hereby. Seller shall be liable for and assume and pay the broker's fees to Schroder & Co. Inc. and Buyer shall be liable for and shall assume and pay the broker's fees of Downer & Company LLC.

       6.7 RETENTION OF RECORDS. Buyer shall retain all books and records of the Company that Buyer receives from the Company for a period of six years following the Closing Date. After the Closing, Seller and its representatives shall have reasonable access to all such books and records during normal business hours. In addition, Buyer shall upon reasonable request furnish to Seller, at Seller's expense, copies of any such books or records.

                                     ARTICLE VII
                                ADDITIONAL AGREEMENTS

       7.1 APPROPRIATE ACTION; CONSENTS; FILINGS. The parties shall use reasonable efforts to (i) do all things appropriate, necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain all consents, licenses, permits, waivers, approvals, authorizations or orders required under Law in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the Securities Act and the Exchange Act and the rules and regulations thereunder, any other applicable federal or state securities laws and any other applicable Law; provided that, Buyer and the Company shall cooperate with each other in connection with the making of all such filings that relate specifically to the transaction contemplated by this Agreement, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith.

       7.2    EMPLOYEE BENEFIT MATTERS.

              (a) RETENTION OF LIABILITY. Effective as of the Closing, the Company shall cease to participate in all Plans maintained or sponsored by Seller or any of its affiliates other than the Company and shall continue to sponsor all Plans sponsored and maintained exclusively for employees and former employees of the Company. Seller promptly after receiving written notice from Buyer (or one of its affiliates) shall reimburse Buyer (or one of its affiliates) for all costs (including payroll taxes) relating to the provision of any severance benefits or payments made to Transferred Employees (as hereinafter defined), up to a maximum reimbursement, when combined with any reimbursement of severance pursuant to Section 6.2(b) of the Asset Purchase Agreement, of $700,000.00. In addition, Seller shall be responsible for all claims for workers compensation benefits for all current and former employees of the Company with respect to all work-related injuries which occurred prior to the Closing, provided Buyer notifies Seller (directed to the attention of Craig Jennings) within three (3) business days of any report of such injury to Buyer by the employees. Seller shall assume all responsibility for any and all liabilities for all payments and benefits under the Key Employee Retention Plan. Seller shall also be responsible for any long-term or short-term disability benefits payable under the Spinnaker Industries Short Term and Long Term Disability Plans, to the extent such benefits are insured, the disability began or is found to have begun prior to the Closing Date, the disability claim was filed prior to the second anniversary of the Closing Date, and the disability claim was not filed by a former employee after such employee was involuntarily terminated from employment by the Buyer (or one of its affiliates). Seller shall cooperate with Buyer in effecting an assignment to Buyer of any policies or insurance for the provision of health or welfare benefits if requested by Buyer.

              (b) FLEXIBLE BENEFIT PLAN. On the Closing Date, Buyer (or one of its affiliates) shall cause to be maintained (for a period at least equal to the balance of the 1999 calendar year) for the benefit of all employees of the Company employed as of the Closing Date (the "TRANSFERRED EMPLOYEES") and all former employees of the Company for whom benefits are being provided under the Spinnaker Industries Flexible Benefits Plan (the "FLEX PLAN") as of the Closing Date (together with the Transferred Employees, the "Flex Employees"), a plan substantially identical to the Flex Plan. As soon as practicable thereafter, the Seller shall cause to be transferred to the Buyer the credit or debit balances in the various spending accounts under the Flex Plan for the Flex Employees. Following such transfer, Buyer (or one of its affiliates) shall be responsible for all liabilities for all Flex Employees under Buyer's Plan.

              (c) 401(K) PLAN. On or as soon as practicable after the Closing Date, Buyer (or one of its affiliates) shall cause to be maintained for the benefit of the Transferred Employees and all former employees of the Company for whom benefits are owing under the terms of the Spinnaker Industries Affiliates' 401(k) Plan (the "COMPANY 401(k) PLAN") (together referred to as the "401(k) EMPLOYEES"), a defined contribution plan intended to be qualified under Section 401(k) of the Code ("BUYER'S 401(k) PLAN"). As soon as practicable after the Closing Date, but in any event prior to the transfer referred to herein, Buyer shall deliver to Seller a copy of the most recent favorable determination letter for the Buyer's 401(k) Plan, or evidence that such determination letter is not necessary, or evidence of an application timely filed with the IRS for such a letter with respect to a newly adopted plan. In addition, if the Buyer's 401(k) Plan is a newly adopted plan for which a determination letter is necessary, Buyer shall make or cause to be made timely any and all amendments requested by the IRS in order to ensure that the Buyer's 401(k) Plan meets the requirements to ensure it receives a favorable determination letter. As soon as practicable thereafter, the Seller shall direct the trustee of the trust funding the Company 401(k) Plan to transfer to the trustee of the trust funding the Buyer's 401(k) Plan the aggregate individual account balances of the 401(k) Employees (whether or not vested). Individual account balance shall be valued as of the date of transfer, and the transfer shall be in cash or in kind, as determined by Buyer, except that outstanding loan balances shall be transferred in the form of notes or other documentation evidencing such loans. Prior to the date of the transfer, the Seller or its affiliates shall have contributed all contributions (including salary deferral and matching contributions) attributable to service performed by the 401(k) Employees through the Closing Date. Following such transfer, Buyer (or one of its affiliates) shall be responsible for liabilities attributable to the 401(k) Employees under the Buyer's 401(k) Plan. In the event that the Buyer fails to obtain a favorable determination letter from the IRS in respect of the Buyer's 401(k) Plan, the Buyer shall indemnify Seller, from and after the Closing Date, against, and agrees to hold Seller harmless from, any and all damages incurred or suffered by Seller as a result of the Buyer's failure to satisfy the requirements of this SECTION 7.2(c).

              (d) DEFINED BENEFIT PLAN ASSET TRANSFERS. As soon as practicable (but in no event later than sixty (60) days) following the Closing Date, Seller shall cause the trustee of the master trust funding the Central Products Company Affiliated Employees' Pension Plan and the Central Products Company Retirement Plan (collectively, the "Pension Plans") to transfer, in accordance with the terms of the Pension Plans and the agreement creating the master trust, the assets of each of the Pension Plans to a trust (or trusts), qualifying under Section 501(a) of the Code, that is designated by Buyer to hold the assets of the Pension Plans. Such assets shall be transferred in cash or other marketable assets reasonably acceptable to Buyer and shall only be transferred after Buyer provides Seller with a copy of the agreement creating the Buyer's trust (or trusts) which is intended to be qualified under Section 501(a) of the Code.

              (e) NO RIGHTS. Nothing in this Section shall be construed to give any employee or former employee of the Company (or any beneficiary thereof) any rights of any kind, including any right to employment or continued employment with the Company or the right to any particular terms of employment, nor shall anything contained in this Section be construed to prevent the Company or any of its affiliates from terminating or modifying any benefit plan that they may establish or maintain.

       7.3 NOTIFICATION OF CERTAIN MATTERS. Seller and the Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller and the Company, of (i) the occurrence or non-occurrence of any event, the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of Seller or the Company or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

       7.4 PUBLIC ANNOUNCEMENTS. Buyer and Seller shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transaction contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with or rule of the National Association of Securities Dealers, Inc.

       7.5 CUSTOMER RETENTION. To the extent permitted by law or applicable regulation, Seller and the Company shall use reasonable efforts to assist Buyer in its efforts to retain the Company's customers. Such efforts may include making introductions of Buyer's employees to such customers, assisting in the mailing of information prepared by Buyer and reasonably acceptable to Seller and the Company, to such customers and actively participating in any "transitional" marketing programs as the Buyer may reasonably request.

       7.6    NON-COMPETITION.

              (a) For a period commencing on the Closing Date and terminating on the third anniversary thereof (the "PERIOD"), as an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the Company, Seller will not
(1) engage in, continue in, participate in or have any interest in any sole proprietorship, partnership, corporation or business that is engaged primarily or in any material respect in the business of the manufacture, sale or distribution of pressure sensitive and water activated tape and industrial electrical tape serving either the retail or industrial end markets (the "PROHIBITED BUSINESS") in North America (the "TERRITORY"), (2) consult with, advise or assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which is now or becomes a competitor of Buyer in any aspect with respect to the Prohibited Business, including, but not limited to, with respect to the Prohibited Business, advertising or otherwise endorsing the products of any such competitor, soliciting customers or otherwise serving as an intermediary for any such competition or engaging in any form of business transaction on other than an arms'-length basis with any such competitor; or (3) unless Buyer has terminated such employee, solicit for employment any employee of the Company, without the prior consent of Buyer; PROVIDED, HOWEVER, that nothing herein shall be deemed to prevent (i) Seller from acquiring through market purchases and owning, solely as an investment, less than five percent of the equity securities of any class of any issuer whose shares are registered under Section 12(b) or 12(g) of the Exchange Act, and are listed or admitted for trading on any United States national securities exchange or are quoted on the Nasdaq National Market, or any similar system of automated dissemination of quotations of securities prices in common use, so long as Seller is not a member of any "control group" (within the meaning of the rules and regulations of the United States Securities and Exchange Commission) of any such issuer, (ii) any offer by Seller to employ a person in the Prohibited Business (except as set forth in this Section); or
(iii) Seller from being acquired by a person engaged in any business in competition with the Prohibited Business of the Company.

              The parties agree that Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that may hereafter own the Company Shares or succeeds to the business. The parties further agree that the geographic scope of this covenant not to compete shall extend to any city, county or other political subdivision of any country in the Territory, each of which is deemed to be separately named herein. Recognizing the specialized nature of the business transferred to Buyer and the scope of competition, the Company and Seller each acknowledge the geographic scope of this covenant not to compete to be reasonable. The parties intend that the covenant contained in this Section shall be construed as a series of separate covenants, one for each city, county or political subdivision of each country in the Territory, each of which is deemed to be separately named herein, each for a series of one-year periods within the Period. Except for geographic coverage and periods of effectiveness, each such separate covenant shall be identical in terms. If in any judicial proceeding a court shall refuse to enforce any of the separate covenants deemed included in this Section, then such unenforceable covenant shall be deemed eliminated for the purpose of that proceeding to the extent necessary to permit the remaining separate covenants to be enforced.

              In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographic scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

              (b) Seller and the Company each agree with Buyer that the provisions and restrictions contained in this Section are necessary to protect the legitimate continuing interests of Buyer in acquiring the Company, and that any violation or breach of these provisions will result in irreparable injury to
Buyer for which a remedy at law would be inadequate.   Seller and the Company
each agree with Buyer that in the event of a violation or breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to injunctive and other equitable relief, including without limitation specific performance, as a court may grant after considering the intent of this Section, and Buyer shall not be entitled to any other form of relief from such violation or breach.

       7.7 FURTHER TRANSFER MATTERS. Effective on the Closing Date, Seller constitutes and appoints Buyer the true and lawful attorney-in-fact of the Seller, with full power of substitution, in the name of the Seller, but on behalf of and for the sole benefit of Buyer: (i) to demand and receive from time to time any and all of the assets of the Company and to make endorsements and give receipts and releases for and in respect of the same and any part thereof, (ii) to institute, prosecute, compromise and settle any and all actions or proceedings that Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the assets of the Company and
(iii) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) through (iii) as Buyer shall deem desirable. Seller hereby acknowledges that the foregoing appointment made and the powers granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason. At the Closing, Seller shall provide Buyer with a written power of attorney in form and substance appropriate to carry out the above.

                                     ARTICLE VIII
                                        TAXES

       8.1    TAX INDEMNIFICATION.

              (a) From and after the Closing Date, to the extent a Tax (i) is imposed on the Company for any Taxable period ending on or before the Closing Date ("PRE-CLOSING PERIOD"), or (ii) is imposed on the Company and relating to
(A) the Seller or any affiliate (other than the Company), with respect to any Tax period, (B) any Tax for the Pre-Closing Period for which the Company may be liable under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law), as a transferee or successor or by contract, Seller agrees to pay to the appropriate Taxing Authority the amount of such Tax, plus any additional penalties and interest incurred in the payment of such Tax, and to Buyer an amount sufficient to make such payments be on a Grossed-Up Basis, each within the later of 30 days of receipt of notice of such Tax or final resolution of any dispute relating to such Tax. If such Tax is paid by Buyer or the Company, Seller agrees to reimburse the party paying such Tax the amount of such Tax plus any additional penalties and interest incurred in the payment of such Tax.

              (b) From and after the Closing Date, to the extent a Tax (other than a Tax described in the first sentence of SECTION 8.1(a)) (i) is imposed on the Company for any Taxable period beginning after the Closing Date ("POST-CLOSING PERIOD") or (ii) is imposed on the Seller or any of its affiliates and relating to the Company for any Post-Closing Period, the Buyer and the Company, jointly and severally, agree to pay the amount of such Tax, plus any additional penalties and interest incurred in the payment of such Tax, to the appropriate Taxing Authority within the later of 30 days of receipt of notice of such Tax or final resolution of any dispute relating to such Tax. If such Tax is paid by Seller, Buyer and the Company, jointly and severally, agree to reimburse the Seller, on a Grossed-Up Basis, the amount of such Tax plus any additional penalties and interest incurred in the payment of such Tax.

              (c) If Seller, Buyer or the Company receives notice of a Tax properly payable under SECTIONS 8.1(a) and (b) by another party to this Agreement (the "RESPONSIBLE PARTY"), then such recipient shall provide written notice to the Responsible Party within 30 days of having received such notice.

              (d) Seller shall pay all transfer, real property transfer, stock transfer and other similar Taxes and fees ("TRANSFER TAXES") arising out of or in connection with the transactions effected pursuant to this Agreement, and shall indemnify, defend, and hold harmless Buyer, the Company and their respective affiliates with respect to such Transfer Taxes. Seller shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes.

              (e) No amounts of indemnity shall be payable as a result of a claim under this Section unless and until the party seeking indemnity has suffered, incurred, sustained or become subject to Taxes, interest or penalties in excess of $25,000, in which case such party shall be entitled to seek indemnity for all Taxes, interest or penalties in excess of such $25,000 amount.

              (f) All rights and obligations of the parties with respect to indemnification under this Section shall survive for the applicable statute of limitations (including any extensions) for the Tax for which such claim of indemnification is based upon.

       8.2    PREPARATION AND FILING OF TAX RETURNS.

              (a) Seller shall file or cause to be filed all Tax Returns of, or that include, the Company for all Pre-Closing Periods. Seller shall pay all Tax liabilities shown by such Tax Returns to be due. In particular, Seller will include the income of the Company for all Pre-Closing Periods on the consolidated federal income Tax Returns of Seller and pay any federal income Taxes attributable to such income. The Company will furnish Tax information to Seller for inclusion in the consolidated federal income Tax Return of Seller for the period that includes the Closing Date in accordance with the past customs and practice of the Company. Seller will allow Buyer an opportunity to review and comment upon such Tax Returns (including any amended Tax Returns) to the extent that they relate to the Company and shall make such revisions to such Tax Returns as are reasonably requested by Buyer.

              (b) Buyer shall file or cause to be filed all Tax Returns of, or that include, the Company for all Taxable periods ending on or after the Closing Date. With respect to any Tax Return of the Company for a Taxable period that begins on or before the Closing Date and ends after the Closing Date, Buyer shall allow Seller an opportunity to review and comment upon such Tax Returns and shall make such revisions to such Tax Returns as are reasonably requested by Seller. Seller shall pay to Buyer within 15 days after the date on which Taxes are paid with respect to such periods, an amount equal to the portion of such Taxes which relates to the Pre-Closing Period. For purposes of this SECTION 8.2, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the Pre-Closing Period shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on and including the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

       Any refund of Taxes (including any interest thereon) that relates to the Company and that is attributable to a Post-Closing Period, shall be the property of the Company and shall be retained by the Company (or, if applicable, promptly paid by Seller to the Company if any such refund is received by Seller or any of its subsidiaries or affiliates). If after the Closing Date, the Company receives a refund of any Tax (including any interest thereon) that relates to, and that was previously paid by or on behalf of the Company and that is attributable to a Pre-Closing Period and such Tax is not described in the previous sentence, then the Company shall promptly pay or cause to be paid to the Seller the amount of such refund together with any interest thereon. Any refund of Taxes

(including any interest thereon) that includes but does not end on the Closing Date shall be allocated between the Pre-Closing Period and the Post-Closing Period in accordance with SECTION 8.2(b).

       8.3    TAX CONTESTS.

              (a) If any Taxing Authority or other person asserts a claim with respect to Taxes (a "TAX CLAIM"), then the party hereto first receiving notice of such Tax Claim promptly shall provide written notice thereof to the other party hereto; PROVIDED, HOWEVER, that the failure of a party to give such prompt notice to other party shall not relieve such party failing to provide such notice of any of its obligations under this Article, except to the extent that the receiving party is irreparably prejudiced thereby. Such notice shall specify n reasonable detail the basis for such Tax Claim and shall include a copy of any relevant correspondence received from the Taxing Authority or other person.

              (b) If within 60 days after receiving a Tax Claim or written notice of such a Tax Claim from the Buyer, Seller notifies the Buyer that Seller desires to defend Buyer with respect to the Tax Claim, then Seller shall have the right to defend or prosecute, at its sole cost, expense and risk, such Tax Claim by all appropriate proceedings, which proceedings shall be defended or prosecuted diligently by Seller; PROVIDED, HOWEVER, Seller shall not, without the prior written consent of Buyer, enter into any compromise or settlement of such Tax Claim that would result in any Tax detriment to any indemnitee; and PROVIDED, FURTHER, that Buyer may, at the sole cost and expense of Buyer, at any time prior to Seller's delivery of the notice referred to in the first sentence of this SECTION 8.3(b) file any motion, answer or other pleadings or take any other action that Buyer reasonably believes to be necessary or appropriate to protect its interests. So long as Seller is defending or prosecuting a Tax Claim, Buyer shall provide or cause to be provided to Seller any information reasonably requested by Seller relating to such Tax Claim, and Buyer shall otherwise cooperate with Seller and its representatives in good faith in order to contest effectively such Tax Claim. Seller shall inform Buyer of all developments and events relating to such Tax Claim (including, without limitation, providing to Buyer copies of all written materials relating to such Tax Claim), and Buyer or its authorized representatives shall be entitled, at the expense of Buyer, to participate in but not control, all conferences, meetings and proceedings relating to such Tax Claim.

              (c) If Seller fails to notify Buyer within 60 days after receiving a Tax Claim or a written notice of such Tax Claim from Buyer that Seller desires to defend the Tax Claim pursuant to this SECTION 8.3 or, if after delivery of such notice, Seller fails to reasonably defend or prosecute such Tax Claim, then Buyer shall at any time thereafter have the right (but not the obligation) to defend or prosecute, at the sole cost, expense and risk of Buyer, such Tax Claim. Buyer shall have full control of such defense or prosecution and such proceedings, including any settlement or compromise thereof. If requested by Buyer, Seller shall cooperate in good faith with Buyer and its authorized representatives in order to contest effectively such Tax Claim. Seller may participate in, but not control, any defense, prosecution, settlement or compromise of any Tax Claim controlled by Buyer pursuant to this SECTION 8.3(c), and shall bear its own costs and expenses with respect thereto.

              (d) In the case of any Tax Claim that is defended or prosecuted by Seller pursuant to this SECTION 8.3, Seller shall pay to the Buyer, on a Grossed-Up Basis, the full amount of any Tax arising or resulting form such Tax Claim within 30 days after any final determination of any Tax arising or resulting from such Tax Claim. In the case of any Tax Claim that is defended or prosecuted by Buyer pursuant to this SECTION 8.3, Seller shall pay to the Buyer, on a Grossed-Up Basis, the full amount of any Tax arising or resulting from such Tax Claim, together with any costs or expenses for investigating, defending or prosecuting a Tax Claim including, without limitation, reasonable attorneys', accountants' and experts' fees and disbursements, settlement costs, court costs and any similar costs or expenses ("ASSOCIATED COSTS") that have not theretofore been paid by Seller to Buyer, within 30 days after such final determination. In the case of any Tax Claim not covered by the two preceding sentences, Seller shall pay to the Buyer, on a Grossed-Up Basis, the full amount of any Tax arising or resulting from such Tax Claim, together with any Associated Costs, that have not theretofore been paid by Seller to Buyer, at least five business days before the date payment of such Tax is due from the Seller or the Buyer.

       8.4 COOPERATION. Each party hereto shall, and shall cause its subsidiaries and affiliates to, cooperate fully as and to the extent reasonably requested by the other party in connection with filing any Tax Return, amended Tax Return or claim for refund, or in conducting any audit, litigation or other proceeding with respect to Taxes. Such cooperation and information shall include providing copies of all relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property, which any such party may possess. Each party will retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the Company for the Tax period first ending after the Closing Date and for all prior Tax periods until the later of (i) the expiration of the statute of limitations of the Tax periods to which the Tax Returns and other documents relate or (ii) eight years following the due date (without extension) for such Tax Returns. Thereafter, the party holding such Tax Returns or other documents may dispose of them; PROVIDED, that such party shall give to the other party the reasonable written notice prior to doing so. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided. Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to, with respect to the transactions contemplated hereby). Buyer and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code.

       8.5 TERMINATION OF TAX SHARING AGREEMENTS. Any and all Tax allocation or sharing agreements or other agreements or arrangements relating to Tax matters between the Company on the one hand and any affiliate of Seller on the other hand shall be terminated with respect to the Company as of the day before the Closing Date and, from and after the Closing Date, the Company shall not be obligated to make any payment to any affiliate of Seller, Taxing Authority or other person pursuant to any such agreement or arrangement for any past or future period.

       8.6 FIRPTA CERTIFICATES. Seller shall deliver to Buyer on the Closing Date duly executed FIRPTA certificates in customary form.

       8.7 CONFLICT. In the event of a conflict between the provisions of this Article and any other provision of this Agreement, the provisions of this Article shall control.

       8.8 SURVIVAL. All rights and obligations under this ARTICLE VIII shall survive the Closing and continue until the expiration of the applicable statute of limitations (including tollings and extensions thereto).

                                      ARTICLE IX
                                CONDITIONS OF CLOSING

       9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

              (a) NO ORDER. No federal or state governmental or regulatory authority or other agency or commission, or federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which restricts, prevents or prohibits consummation of the transactions contemplated by this Agreement.

              (b) HART-SCOTT-RODINO ACT. Early termination shall have been granted or applicable waiting periods shall have expired under the HSR Act.

              (c)    ASSET PURCHASE AGREEMENT.  Subject to the provisions of
SECTION 10.2, the closing of the transactions contemplated by the Asset Purchase Agreement shall occur simultaneously with the transactions contemplated hereby.

       9.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to effect the transactions contemplated hereby are also subject to the following conditions:

              (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Company and Seller contained in this Agreement, including giving effect to any update to the Disclosure Schedule, shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date) as though made on and as of the Closing Date, and Buyer shall have received a certificate from each of Seller and the Company signed on behalf of Seller and the Company, respectively, by the Chief Executive Officer or President and the Chief Financial Officer of Seller and the Company, respectively, to the foregoing effect.

              (b) AGREEMENTS AND COVENANTS. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

              (c) CONSENTS OBTAINED. All consents, waivers, approvals, authorizations or orders required to be obtained and all filings required to be made by Seller or the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Seller and the Company, except those for which failure to obtain such approvals or make such filings would not individually or in the aggregate, have a Material Adverse Effect with respect to the Company.

              (d) NO CHALLENGE. There shall not be pending any action, proceeding or investigation before any court or administrative agency or by a government agency (i) challenging or seeking material damages in connection with, the transactions hereby contemplated or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by Buyer of all or any portion of the Company, or (iii) seeking to recover against the proceeds of the transactions contemplated hereby, which in any case is reasonably likely to have a Material Adverse Effect with respect to the Company.

              (e) NO MATERIAL ADVERSE CHANGES. Since the date of this Agreement, there shall not have been any change in the financial condition, results of operations or business of the Company or the Company, taken as a whole, that either individually or in the aggregate would have a Material Adverse Effect with respect to the Company. Buyer shall have received a certificate of the Chief Executive Officer or President and the Chief Financial Officer of the Company to that effect.

              (f) OPINION OF COUNSEL. Buyer shall have received from Jenkens & Gilchrist, a Professional Corporation, independent counsel to the Company ("COMPANY'S COUNSEL"), an opinion dated the Closing Date, substantially in the form attached as EXHIBIT B.

              (g) FINANCING AND EMPLOYMENT RELEASES. Buyer shall have received releases or other documentation in form reasonably satisfactory to Buyer evidencing the satisfaction of obligations of the Company under or pursuant to the Credit Agreement.

              (h) REAL PROPERTY MATTERS. With respect to each Real Property Lease containing a provision that grants the lessor thereunder any rights of termination or consent as a result of the transaction contemplated hereby, Buyer shall have received an estoppel certificate and consent (dated not more than 30 days prior to the Closing Date) where such estoppel certificate and consent are required from each landlord under each such Real Property Lease reasonably acceptable in form to Buyer.

              (i) BRIGHTON MATTERS. With reference to the Seller's obligations under SECTION 6.1(j), (i) Seller shall have notified Buyer of all third party claims in accordance with SECTIONS 6.1(j) and 12.2 and (ii) Seller shall have provided its insurance carrier with a written notification notifying such carrier of the Incident and shall have provided Buyer with a copy of such notification.

              9.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE SELLER. The obligations of Seller to effect the transactions contemplated hereby are also subject to the following conditions:

              (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Buyer set forth in this Agreement, including giving effect to any update to the Buyer Disclosure Schedule, shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have been true and correct in all respects) as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), as though made on and as of the Closing Date, and Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer or President and the Chief Financial Officer of Buyer to the foregoing effect.

              (b) AGREEMENTS AND COVENANTS. Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

              (c) CONSENTS UNDER AGREEMENTS. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made by Buyer for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Buyer, except where failure to obtain any consents, waivers, approvals, authorizations or orders required to be obtained or any filings required to be made would not have a Material Adverse Effect with respect to Buyer.

              (d) NO CHALLENGE. There shall not be pending any action, proceeding or investigation before any court or administrative agency or by a government agency (i) challenging or seeking material damages in connection with, transactions hereby contemplated or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by Buyer of all or any portion of the Company, which in either case would have a Material Adverse Effect with respect to the Company.

              (e) NO MATERIAL ADVERSE CHANGES. Since the date of this Agreement, there has not been any change in the financial condition, results of operations or business of Buyer, taken as a whole, that either individually or in the aggregate would have a Material Adverse Effect with respect to Buyer. Seller shall have received a certificate of the Chief Executive Officer or President and the Chief Financial Officer of Buyer to that effect.

              (f) OPINION OF COUNSEL. Seller shall have received from Morgan, Lewis & Bockius LLP, independent counsel to Buyer ("BUYER COUNSEL"), an opinion dated the Closing Date, substantially in the form attached hereto as EXHIBIT C.

              (g) REGISTRATION RIGHTS AGREEMENT. Seller shall have received from Buyer a Registration Rights Agreement, substantially in the form attached hereto as EXHIBIT D.

                                      ARTICLE X
                          TERMINATION, AMENDMENT AND WAIVER

       10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

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              (a)    by mutual consent of Buyer and Seller;

              (b) by either Seller or Buyer if any approval of stockholders required for the consummation of the transactions contemplated hereby shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof;

              (c) by Seller or Buyer if there has been a breach in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have been breached in any respect) of any representation or warranty, or the material nonfulfillment of any covenant or agreement, set forth in this Agreement, on the part of any party, which breach has not been cured within 10 business days following receipt by the nonterminating party of notice of such breach or other condition, or which breach or nonfulfillment by its nature, cannot be cured prior to the Closing Date; PROVIDED, HOWEVER, this Agreement may not be terminated pursuant to this clause (c) by the breaching party;

              (d) by either Buyer or Seller if any permanent injunction preventing the consummation of the transactions contemplated hereby shall have become final and nonappealable or if any applicable Law or any rule or regulation thereunder shall hereafter be enacted or becomes applicable that makes the transactions contemplated hereby or the consummation of the Closing illegal;

              (e) subject to the provisions of SECTION 10.2 below, by either Buyer or Seller if the transactions contemplated hereby shall not have been consummated by July 31, 1999, for a reason other than the failure of the party seeking termination to comply with its obligations under this Agreement; PROVIDED, HOWEVER, that in the event early termination shall not have been granted or applicable waiting periods shall not have expired under the HSR Act as of such date, the parties may agree to extend such date for up to two additional 30 day periods, with such agreement not to be unreasonably withheld;

              (f) by either Buyer or Seller if any regulatory authority has denied approval of the transactions contemplated hereby, and neither Buyer nor Seller has, within 30 days after the entry of such order denying approval, filed a petition seeking review of such order as provided by applicable law; or

              (g) by Buyer in the event it shall have notified Seller of its intention to terminate this Agreement pursuant to SECTION 7.7 within the time period set forth therein.

       10.2 EFFECT OF TERMINATION; PUT RIGHT. In the event of the termination of this Agreement pursuant to SECTION 10.1, this Agreement shall forthwith become void and all rights and obligations of any party shall cease except as set forth in SECTION 6.4(c) of this Agreement; PROVIDED, HOWEVER, nothing herein shall relieve any party from liability for any willful breach of this Agreement or shall restrict either party's rights in the case thereof. At any time after July 31, 1999, provided that approval under the HSR Act has not been obtained, Seller may elect to pay to Buyer a termination fee of five million U.S. dollars (US $5,000,000) (the "BREAK UP FEE"). The Break up fee shall be

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

payable by Seller to Buyer by wire transfer of immediately available funds, to such account as Buyer shall designate in writing to Seller, not later than five business days following the date of such election. If Seller makes such election and the Break up fee is paid as herein provided, the parties shall thereupon proceed to close the transaction contemplated by, and on the terms and conditions provided for in, the Asset Purchase Agreement; PROVIDED, HOWEVER, and notwithstanding the earlier close of the Asset Purchase Agreement, in the event regulatory approval has not been denied and Buyer desires to close the transactions herein contemplated at a mutually agreeable date as provided in SECTION 10.1(e), Seller shall cooperate with Buyer in such effort and, upon receipt of any required regulatory approvals, shall close the transactions herein contemplated on the terms and conditions herein provided.

       10.3   WAIVER.  At any time prior to the Closing Date, the parties may
(a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                      ARTICLE XI
                                   INDEMNIFICATION

       11.1 INDEMNIFICATION. Subject to the provisions of this Article, Seller shall indemnify Buyer, its stockholders, employees, agents and affiliates (collectively, the "BUYER INDEMNITEES") in respect of, and hold each of them harmless from and against, and shall pay the full amount of, on a Grossed-Up Basis (as defined in SECTION 12.3), any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject resulting from, arising out of or relating to: (i) any causes of action asserted or other legal proceedings initiated on the part of any of the stockholders of Seller relating in any way to claims based on the sale of Seller's assets; (ii) any employee pension benefit plan subject to Title IV of ERISA that is maintained by Seller or any of its "controlled group," within the meaning of Section 4001(a)(15) of ERISA, other than any Plans; (iii) severance obligations occurring within six months of the Closing Date in connection with the agreements described on EXHIBIT E; (iv) the nonfulfillment of or failure to perform any covenant or agreement on the part of Seller contained in SECTION 6.6 and SECTION 8.1 (provided that the parties agree that no double recovery shall occur or be permitted); and (v) any claims by a governmental entity including, but not limited to, the United States Environmental Protection Agency, the State of Colorado and the City of Brighton, relating to, resulting from or arising out of the Incident including, but not limited to, any such claims associated with the investigation, monitoring or remediation of Hazardous Materials, the replacement of manholes and the replacement of sewer lines and any related claims for subrogation and/or indemnification (hereinafter "BRIGHTON GOVERNMENTAL CLAIMS").

       11.2 PROCEDURES FOR INDEMNIFICATION. Any claims for indemnification by any party entitled to indemnification hereunder (an

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

"INDEMNIFIED PARTY") from any party hereunder (an "INDEMNITOR") under this
ARTICLE XI shall be made by an Indemnified Party by delivery of a written notice to the Indemnitor requesting indemnification (an "INDEMNIFICATION CLAIM") and specifying the basis on which indemnification is sought and the amount of asserted Losses. Indemnitor shall have 30 days after the date on which the Indemnitor receives the notice of an Indemnification Claim to object to such Indemnification Claim by delivery of a written notice of such objection to the Indemnified Party specifying in reasonable detail the basis for such objection. If within 30 days after the date on which the Indemnitor receives the notice of the Indemnification Claim, the Indemnitor has not delivered to the Indemnified Party a notice objecting to all or any portion of the claimed Loss and setting forth the amount of such claimed indemnification for such Loss objected to and the reasons for such objection, the Indemnified Party shall be entitled to indemnification for such Loss, and the Indemnitor shall promptly pay the full amount of such Loss. If, within 30 days after the date on which the Indemnitor receives the notice of an Indemnification Claim, the Indemnitor delivers to the Indemnified Party an objection to all or any portion of the claimed Loss, setting forth the amount of such Loss objected to and the reasons for such objection, the Indemnified Party shall be entitled to reimbursement for the portion of such Loss not objected to by the Indemnitor and the Indemnitor shall promptly pay the full amount of so much of the Loss as to which the Indemnitor did not object.

              (a) Upon determination of the amount of an Indemnification Claim, whether by agreement between the Indemnitor and the Indemnified Party or by any final adjudication, the Indemnitor shall pay the amount of such Indemnification Claim within 5 days of the date such amount is determined.

              (b) The rights accorded to Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at law or in equity.

              (c) Any payment under this Article shall be treated for Tax purposes as an adjustment of the Purchase Price to the extent such characterization is proper and permissible under the applicable U.S. Tax law, including the Code, Treasury regulations, court decisions and administrative promulgations or, alternatively, by Buyer as an offset to a Tax benefit item, if such characterization is permissible under such Tax law.

              (d) In no event shall the aggregate liability of Seller for claims asserted pursuant to Section 11.1(i) and (iii) of this Agreement and
Section 9.1 (i) and (iii) of the Asset Purchase Agreement (excluding indemnification with respect to the payment of Taxes, penalties, Brighton Governmental Claims, interest and collection costs thereof) exceed $700,000.

              (e)    Seller's obligation to indemnify Buyer under
SECTION 11.1(v) above shall terminate on the date which is the earlier of: (i) Buyer's receipt of evidence that is satisfactory to the Buyer that all actual or potential Brighton Governmental Claims have been resolved, or (ii) expiration of the applicable statutes of limitation.





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


                                     ARTICLE XII
                                  GENERAL PROVISIONS

       12.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. Except as otherwise set forth herein, the representations and warranties of the parties shall expire at Closing. The covenants and agreements of the parties shall expire at Closing; PROVIDED, HOWEVER, that the covenants and agreements contained in SECTIONS 6.4(c), 6.6, 6.7, 7.2, 7.6, ARTICLE VIII and 10.2 shall survive the Closing and expire in accordance with their respective terms, provided that to the extent obligations require repeated performance or performance from time to time, expiration shall occur only upon the final performance of the obligations; and provided further that Seller's obligation to indemnify Buyer under SECTION 11.1(v) above shall survive the Closing and terminate on the date provided in SECTION 11.2(e).

       12.2 NOTICES. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be effective upon receipt:

              (a)    If to Seller or the Company:

                     Spinnaker Industries, Inc.
                     1700 Pacific Ave., Suite 1600
                     Dallas, Texas 75201
                     Telecopier: (214) 855-0093
                     Attention: President

              With copies to:

                     Jenkens & Gilchrist, a Professional Corporation 1445 Ross Ave., Suite 3200
                     Dallas, Texas 75202
                     Telecopier: (214) 855-4300
                     Attention: Ronald J. Frappier

                     Crouch & Hallett, L.L.P.
                     717 North Harwood Street
                     Suite 1400
                     Dallas, Texas 75201
                     Telecopier: (214) 922-4193
                     Attention: Timothy R. Vaughan


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


              (b)    If to Buyer:

                     Intertape Polymer Group Inc.
                     110E Montee de Liesse
                     St. Laurent,Quebec H4T IN4
                     Canada
                     Telecopier: (514) 731-5477
                     Attention: Andrew M. Archibald

              With a copy to:

                     Morgan, Lewis & Bockius LLP
                     101 Park Avenue
                     New York, NY 10178
                     Telecopier:  (212) 309-6273
                     Attention: Nancy H. Corbett

       12.3   CERTAIN DEFINITIONS.  For purposes of this Agreement, the term:

              (a) "AFFILIATE" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which any person (either alone, or though or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more.

              (b) "BUSINESS DAY" means any day other than a day on which federally-chartered banks are required or authorized to be closed.

              (c) "CONTROL" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

              (d) "GROSSED-UP BASIS" means, when used to describe the basis on which the payment of a specified sum is to be made, a basis such that the amount of such payment, after being reduced by the amount of all Taxes imposed on the recipient of such payment as a result of the receipt or accrual of such payment and after taking into account the Tax benefit of any deductions attributable to such Taxes and/or payments that are currently available to the recipient of such payment, will equal the specified sum.

              (e)    "LAW" shall have the meaning set forth in SECTION 3.4.

              (f) "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or

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

interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) liens for current property Taxes not yet due and payable, and (ii) liens which do not materially impair the use of, or title to, or value of the assets subject to such lien.

              (g) "LOSS" shall mean any and all demands, claims, actions or causes of action, assessments, damages, liabilities, costs and expenses, including interest, penalties, costs of environmental investigation, remediation and monitoring and defense, and reasonable attorneys' fees, environmental consultants fees and other professional fees, and expenses relating thereto (but excluding lost profits or consequential or incidental damages).

              (h) "MATERIAL ADVERSE EFFECT" means, with respect to Buyer, Seller, the Company or Company, (i) any adverse effect on the business, assets, properties, liabilities, prospects, results of operations or financial condition of, and which is material with respect to, such party (or the Company), or (ii) any effect that materially impairs the ability of such party to consummate the transactions contemplated hereby; PROVIDED, HOWEVER, that Material Adverse Effect shall not be deemed to include the impact of (A) actions contemplated by this Agreement, (B) changes in laws and regulations or interpretations thereof that are generally applicable to the manufacturing industry and (C) changes in generally accepted accounting principles that are generally applicable to the manufacturing industry.

              (i) "PERSON" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act); and

              (j) "SUBSIDIARY" or "SUBSIDIARIES" of the Company, Seller, Buyer or any other person, means any corporation, partnership, joint venture or other legal entity of which either the Company, Seller, Buyer, or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

       12.4 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

       12.5 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

       12.6 ENTIRE AGREEMENT. This Agreement and the letter agreement dated as of the date hereof regarding Tax loss carryforwards constitute the entire agreement of the parties and supersedes

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

all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

       12.7 ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise, except that Buyer may assign all or any of its rights hereunder to any affiliate provided that no such assignment shall relieve Buyer of its obligations hereunder.

       12.8 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

       12.9 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

       12.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

       12.11 TIME IS OF THE ESSENCE. Time is of the essence with respect to this Agreement.

       12.12 AMENDMENT. This Agreement may be amended by the agreement in writing of the parties and in accordance with their applicable charter documents and applicable Law.

       12.13 WAIVER OF JURY TRIAL. Each of Seller and Buyer waive their respective rights to a trail by jury of any claim or cause of action based upon or arising out of or related to this agreement, any assignment or the transactions contemplated hereby, in any action, proceeding or other litigation of any type brought by any party against the other parties, whether with respect to contract claims, tort claims, or otherwise. Each of Seller and Buyer agree that any such claim or cause of action shall be tried by a court trial without a jury. Without limiting the foregoing, the parties further agree that their respective right to a trial by jury is waived by operation of this Section as to any action, counterclaim or other proceeding which seeks, in whole or in part, to challenge the validity or enforceability of this Agreement, any assignment or any provision hereof or thereof. This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement or any assignment.

       12.14 CONSENT TO JURISDICTION. The parties hereto each hereby irrevocably submit to the exclusive jurisdiction of the state courts of the State of Delaware and to the jurisdiction of the United States District Court of Delaware for the purposes of any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereto brought by any other party hereto. Each party hereto, to the extent permitted by applicable law, hereby waives and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding brought in such courts, any claim that it is not subject personally to the jurisdiction of the above-named courts, that

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

its property is exempt or immune from attachment or execution, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such Court.















                                       42

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       IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                         SPINNAKER INDUSTRIES, INC. ("Seller")


                         By: /s/ Ned N. Fleming III
                            --------------------------------------------------
                         Name:   Ned N. Fleming III
                              ------------------------------------------------
                         Title:  President and Chief Operating Officer
                               -----------------------------------------------



                         INTERTAPE POLYMER GROUP INC. ("Buyer")


                         By: /s/ Andrew Archibald
                            --------------------------------------------------
                         Name:   Andrew Archibald
                              ------------------------------------------------
                         Title:  Chief Financial Officer, Secretary, Treasurer
                                 and Vice President Administration
                               -----------------------------------------------

                       CROSS REFERENCES TO DISCLOSURE SCHEDULE